Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) of National Interstate Corporation for the registration of 13,280,000 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 2006, with respect to the consolidated financial statements and schedules of National Interstate Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 17, 2006